CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Consolidated Financial Statements

(Unaudited - Prepared by Management)

April 30, 2010

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

(Unaudited – Prepared by management)

April 30, 2010

INDEX

Page

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

(Unaudited – Prepared by management)

	April 30, 2010	October 31, 2009
		(audited)
ASSETS
Current
Cash and cash equivalents	$ 73,677,911	$ 5,823,196
Accounts receivable	229,546	286,291
Due from related parties (note 8)	451,598	587,956
Prepaid expenses	258,698	240,028

Total Current Assets	74,617,753	6,937,471

Fixed Assets (note 3)	202,946	228,553
Resource Related Investments (note 4)	42,985,172	23,406,055
Equity Investment (note 5)	650,000	-
Resource Properties (note 6)	12,674,319	17,499,592

Total Assets	$ 131,130,190	$ 48,071,671

LIABILITIES
Current
Accounts payable and accrued liabilities (note 8)	$ 814,435	$ 568,951
Income taxes payable (note 10)	27,051,383	-
Future income taxes payable (note 10)	-	2,564,900

Total Current Liabilities	27,865,818	3,133,851

SHAREHOLDERS’ EQUITY
Capital Stock (note 7)	70,265,707	70,034,895
Obligation to Issue Shares (notes 5 and 6(e))	-	111,500
Contributed Surplus	13,640,440	13,058,271
Accumulated Other Comprehensive Income	22,420,087	13,003,496
Retained Earnings (Deficit)	(3,061,862)	(51,270,342)

Total Shareholders’ Equity	103,264,372	44,937,820

Total Liabilities and Shareholders’ Equity	$ 131,130,190	$ 48,071,671

Nature of operations and going concern (note 1)

Commitments (note 11)

Subsequent events (note 13)

Approved on behalf of the Board:

“Hendrik Van Alphen”                                                                                    “Lawrence W. Talbot”

.....................................................................  Director                                       ...........................................................    Director

Hendrik Van Alphen                                                                                          Lawrence W. Talbot

#

See Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations

(Unaudited – Prepared by management)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2010	2009	2010	2009

Administrative Expenses
Amortization	$ 16,857	$ 11,571	$ 33,580	$ 23,845
Bad debts	-	-	104,835	-
Consulting fees (note 8)	494,071	760,002	732,436	944,417
Insurance	44,699	43,022	89,834	85,778
Investor relations	409,560	161,985	580,298	362,611
Office costs	150,959	214,432	429,091	287,137
Professional fees (note 8)	333,128	228,562	465,497	391,942
Property evaluations	29,778	56,577	80,832	272,521
Regulatory and transfer agent fees	34,353	84,853	57,556	121,469
Salaries	492,499	385,103	1,049,278	1,300,370

Loss Before Other Items and Income Taxes	(2,005,904)	(1,946,107)	(3,623,237)	(3,790,090)

Other Gain (Loss) Items
Foreign exchange gain (loss)	(3,957,437)	246,181	(4,198,449)	290,985
Interest income	(993)	5,446	(582)	12,577
Realized gain on sale of available-for-sale investment	162,517	1,722,356	298,609	2,382,459
Unrealized gain on derivative investment (note 4)	13,361	-	132,898	-
Unrealized gain (loss) on held-for-trading investment (note 4)	(31,000)	-	15,000	-
Gain (adjustment) on sale of resource property (note 6(c)(ii))	(780,415)	-	88,625,601	-
Write-off of resource properties	(8,180,742)	45,559	(8,180,742)	(2,596,492)
Loss on equity investment	-	(11,257)	-	(11,257)
Loss on debt settlement	-	(17,176)	-	(17,176)
	(12,774,709)	1,991,109	76,692,335	61,096

Income (Loss) Before Income Taxes	(14,780,613)	45,002	73,069,098	(3,728,994)
Income Taxes
Current	269,234	-	(26,522,369)	-
Future recovery (note 10)	458,284	(107,463)	1,661,751	668,712
	727,518	(107,463)	(24,860,618)	668,712

Net Income (Loss) for Period	(14,053,095)	(62,461)	48,208,480	(3,060,282)

Basic and Diluted Income (Loss) Per Share	$ (0.24)	$ (0.01)	$ 0.82	$ (0.05)

Weighted Average Number of Shares Outstanding	58,666,747	58,419,731	58,638,483	58,297,116

See Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Shareholders’ Equity

(Unaudited – Prepared by Management)

	Capital Stock		Obligation to issue shares	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount

Balance, October 31, 2007	47,321,439	$ 55,473,921	$ -	$ (35,186,052)	$ 8,490,791	$ 4,692,000	$ 33,470,660

Net loss for the year	-	-	-	(15,829,662)	-	-	(15,829,662)
Other comprehensive income (loss)
Unrealized loss on available-for-sale investments	-	-	-	-	-	(1,887,697)	(1,887,697)
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(186,563)	(186,563)
Comprehensive loss for the year							(17,903,922)
Shares issued for cash
Exercise of options	998,500	1,838,750	-	-	-	-	1,838,750
Exercise of warrants	1,411,908	2,758,816	-	-	-	-	2,758,816
Private placement	7,501,000	8,251,100	-	-	-	-	8,251,100
Share issue costs	-	(866,167)	-	-	-	-	(866,167)
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options	-	689,036	-	-	(689,036)	-	-
Property acquisition	500,000	1,000,000	-	-	-	-	1,000,000
Obligation to issue shares			795,000	-	-	-	795,000
Agent’s compensation	50,000	55,000	-	-	-	-	55,000
Share issue costs	-	(375,634)	-	-	320,634	-	(55,000)
Stock-based compensation	-	-	-	-	3,789,920	-	3,789,920

Balance, October 31, 2008	57,782,847	68,824,822	795,000	(51,015,714)	11,912,309	2,617,740	33,134,157

	Capital Stock		Obligation to issue shares	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount

Balance, October 31, 2008 (carried forward)	57,782,847	$ 68,824,822	$ 795,000	$ (51,015,714)	$ 11,912,309	$ 2,617,740	$ 33,134,157

Net loss for the year	-	-	-	(254,628)	-	-	(254,628)
Other comprehensive income (loss)
Unrealized gain on available-for-sale investments	-	-	-	-	-	12,043,882	12,043,882
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(1,658,126)	(1,658,126)
Comprehensive income for the year							10,131,128
Shares issued for cash
Exercise of options	25,000	36,750	-	-	-	-	36,750
Exercise warrants	92,500	127,500	-	-	-	-	127,500
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options	-	14,088	-	-	(14,088)	-	-
Reclassification of contributed surplus on exercise of warrants	-	32,059	-		(32,059)	-	-
Investment acquisition	500,000	795,000	(795,000)	-	-	-	-
Obligation to issue shares			111,500				111,500
Debt settlement	143,130	204,676	-	-	-	-	204,676
Stock-based compensation	-	-	-	-	1,192,109	-	1,192,109

Balance, October 31, 2009	58,543,477	70,034,895	111,500	(51,270,342)	13,058,271	13,003,496	44,937,820

Net income for the period	-	-	-	48,208,480	-	-	48,208,480
Other comprehensive income (loss)
Unrealized gain on available-for-sale investments	-	-	-	-	-	9,619,758	9,619,758
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(203,167)	(203,167)
Comprehensive income for the period							57,625,071
Shares issued for cash
Exercise warrants	67,125	90,619	-	-	-	-	90,619
Shares issued for non-cash
Reclassification of contributed surplus on exercise of warrants	-	28,693	-		(28,693)	-	-
Property acquisition	75,000	111,500	(111,500)	-	-	-	-
Stock-based compensation	-	-	-	-	610,862	-	610,862

Balance, April 30, 2010	58,685,602	$ 70,265,707	$ -	$ (3,061,862)	$ 13,640,440	$ 22,420,087	$ 103,264,372

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

(Unaudited – Prepared by management)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2010	2009	2010	2009
Operating Activities
Net loss for period	$ (14,053,095)	$ (62,461)	$ 48,208,480	$ (3,060,282)
Items not involving cash
Amortization	16,857	11,571	33,580	23,845
Bad debts	-	-	104,835	-
Stock-based compensation	348,983	147,270	610,862	539,064
Write-off resource properties	8,180,742	(45,559)	8,180,742	2,596,492
Realized gain on sale of available-for-sale investments	(162,517)	(1,722,356)	(298,609)	(2,382,459)
Unrealized gain(loss) on held-for-trading investment	31,000	-	(15,000)	-
Loss on equity investment	-	11,257	-	11,257
Loss on debt settlement	-	17,176	-	17,176
Unrealized loss on derivative investment (note 4)	(13,361)	-	(132,898)	-
Gain on sale of resource property	780,415	-	(88,625,601)	-
Future income tax (recovery) expense	(458,284)	107,463	(1,661,751)	(668,712)
Unrealized foreign exchange gain (loss)	2,865,596	(221)	2,976,096	6,139
Changes in Non-Cash Working Capital Items
Accounts receivable	(16,010)	(1,059,411)	(48,090)	(1,007,508)
Accounts receivable – related parties	(2,193)	-	136,358	-
Prepaid expenses	(36,399)	29,330	(18,670)	114,441
Accounts payable and accrued liabilities	(2,572,664)	2,532,851	285,253	2,446,602
Income taxes payable	(2,305,120)	-	24,486,483	-
Cash Used in Operating Activities	(7,396,050)	(33,090)	(5,777,930)	(1,363,945)

Investing Activities
Investment in and expenditures on resource properties	(1,726,796)	(336,838)	(4,031,135)	(1,152,286)
Proceeds from resource property transactions, net of costs	(785,189)	-	89,261,496	-
Proceeds from sale of resource related investments	291,417	2,308,106	447,909	3,442,809
Purchase of resource related investments	(7,685,194)	-	(8,502,176)	-
Purchase of equity investment	(650,000)	-	(650,000)	-
Purchase of fixed assets	(5,373)	-	(7,972)	4,295
Cash Provided by (Used in) Investing Activities	(10,561,135)	1,971,268	76,518,122	2,294,818

Financing Activities
Proceeds from shares issued	90,619	127,500	90,619	164,250
Cash Provided by Financing Activities	90,619	127,500	90,619	164,250

Effect of foreign exchange on cash	(2,865,596)	221	(2,976,096)	(6,139)

Increase (Decrease) in Cash and Cash Equivalents	(20,732,162)	2,065,899	67,854,715	1,088,984
Cash and Cash Equivalents, Beginning of Period	94,410,073	311,925	5,823,196	1,288,840

Cash and Cash Equivalents, End of Period	$ 73,677,911	$ 2,377,824	$ 73,677,911	$ 2,377,824
Supplemental Cash Flow Information
Accounts payable related to property expenditure	$ 163,781	$ 390,085	$ 163,781	$ 390,085
Shares issued for property option payments	$ -	$ 795,000	$ -	$ 795,000
Shares issued for debt settlement	$ -	$ 204,676	$ -	$ 204,676
Shares issued for brokers’ commission	$ -	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -	$ -
Income taxes paid	$ 2,035,886	$ -	$ 2,035,886	$ -

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

For the Six Months ended April 30, 2010 and 2009

(Unaudited – Prepared by Management)

1.

NATURE OF OPERATIONS AND GOING CONCERN

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru, Argentina and the United States.  The Company considers itself to be an exploration stage company.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company had a net income of $48,208,480 for the six months ended April 30, 2010 (2009 – $(3,060,282)). The Company has working capital of $46,751,935 (October 31, 2009 - $3,803,620), and a deficit of $(3,061,862) (October 31, 2009 – $(51,270,342)).

During the period, the Company successfully concluded the sale of its Pampa de Pongo Iron Deposit in Peru and received the final payment of US $88 million, which ensures sufficient funding for operations in the near future. Management believes that this transaction, together with the fair value of its investments, results in the going concern assumption being an appropriate underlying concept for the preparation of these consolidated financial statements.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral interests.  The recoverability of amounts shown for resource properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These unaudited interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and are stated in Canadian dollars. As described in

Note 15, accounting principles generally accepted in Canada differ in certain material respects from accounting principles generally accepted in the United States (“U.S. GAAP”).

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”), Minerales Y Metales California, S.A. de C.V. (“MMC”), Cardero Iron Ore Company Ltd., Cardero Peru S.A.C. (“Cardero Peru”), Cardero Hierro Del Peru S.A.C. (“Cardero Iron Peru”), Cerro Colorado Development Ltd., Compania Minera Cardero Chile Limitada (“Cardero Chile”), Cardero Iron Ore (USA) Inc. (“Cardero Iron US”), Cardero Iron Ore Management (USA) Inc., Cardero Iron Ore Company (BVI) Ltd. and Cardero Hierro Peru (BVI) Ltd. (collectively, the “Company”).  All significant inter-company transactions and balances have been eliminated.

(b)

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.  Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates include the rates of amortization for fixed assets, the recoverability of resource property interests, the recoverability of accounts receivable and and amounts due from related parties, the assumptions used in the determination of the fair value of financial instruments and stock-based compensation, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

 (d)

Amortization

Amortization of equipment is recorded at the following annual rates:

Computer equipment

-

30% declining balance basis

Office equipment

-

20% declining balance basis

Leasehold improvements

-

over the term of the lease on a straight-line basis

Additions during the period are amortized at one-half the annual rates.

(e)

Investments

Investments over which the Company exercises significant influence are accounted for using the equity method.  Resource related investments, not including derivatives, are principally classified as available-for-sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are reflected in operations.  Share purchase warrants included in investments are derivative financial instruments and are classified as held-for-trading and, accordingly, unrealized gains or losses, net of applicable income taxes, are included in operations.

(f)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company’s mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time, the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee and the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production, or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(g)

Foreign currency translation

The functional and reporting currency of the Company is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange on the transaction date.

Gains and losses arising from this translation of foreign currency are included in the determination of net income (loss) for the period.

(h)

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the option is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached, or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  For directors, employees and non-employees, the fair value of the options is accrued and charged either to operations or mineral property interests, with the offset credit to contributed surplus, over the vesting period.  If and when the stock options are exercised, the applicable amounts from contributed surplus are transferred to capital stock.

(i)

Basic and diluted loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the period.  The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants and similar instruments.  It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period.  However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.  Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

(j)

Revenue recognition

Interest income is recorded as earned at the effective rate of interest of the term deposit over the term to maturity.

(k)

Asset retirement obligations (“ARO”)

The Company recognizes an estimate of the liability associated with an ARO in the consolidated financial statements at the time the liability is incurred.  The estimated fair value of the ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.  The capitalized amount is depleted on a unit-of-production basis over the life of the proved reserves.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The ARO can also increase or decrease due to changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

(l)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

(m)

Financial instruments

All financial instruments are classified as one of the following: held-to-maturity, loans and receivables, held-for-trading, available-for-sale or other financial liabilities.  Financial assets and liabilities held-for-trading are measured at fair value with gains and losses recognized in net income (loss).  Financial assets held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) and reported in shareholders’ equity.  Any financial instrument may be designated as held-for-trading upon initial recognition.

Transaction costs that are directly attributable to the acquisition or issue of financial instruments that are classified as other than held-for-trading, which are expensed as incurred, are included in the initial carrying value.

(n)

Future accounting changes

i.

International Financial Reporting Standards (“IFRS”)

In 2008, the Canadian Accounting Standards Board ("AcSB") confirmed that the transition to IFRS from Canadian GAAP will be effective for fiscal years beginning on or after January 1, 2011 for publicly accountable enterprises. The Company will therefore be required to present IFRS financial statements for its January 31, 2011 interim financial statements. The effective date will require the restatement for comparative purposes of amounts reported by the Company for the interim periods and for the year ended October 31, 2010. The Company is currently evaluating the impact of the conversion on the Company’s consolidated financial statements and is considering accounting policy choices available under IFRS.

ii.

Business Combinations

In January 2009, the CICA issued Handbook Section 1582, “Business Combinations”, Section 1601, “Consolidations”, and Section 1602, “Non-Controlling Interests”.  These sections replace the former Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary.

Sections 1582 and 1602 will require net assets, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value and non-controlling interests will be reported as a component of equity.  In addition, the definition of a business is expanded and is described as an integrated set of activities and assets that are capable of being managed to provide a return to investors or economic benefits to owners.  Acquisition costs are not part of the consideration and are to be expensed when incurred.  Section 1601 establishes standards for the preparation of consolidated financial statements.

iii.

Consolidated Financial Statements

In January 2009, the CICA issued Handbook Section 1601, Consolidated Financial Statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.

iv.

Non-Controlling Interests

In January 2009, the CICA issued Handbook Section 1602, Non-Controlling Interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to IFRS on consolidated and separate financial statements.  This standard is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.

These new sections apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.  Earlier adoption of these sections is permitted as of the beginning of a fiscal year.  All three sections must be adopted concurrently.

3.

FIXED ASSETS

	April 30, 2010			October 31, 2009 (audited)
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 171,624	$ 111,520	$ 60,104	$ 171,625	$ 100,915	$ 70,710
Office equipment	98,839	42,556	56,283	90,866	36,894	53,972
Leasehold improvements	180,869	94,310	86,559	180,869	76,998	103,871
	$ 451,332	$ 248,386	$ 202,946	$ 443,360	$ 214,807	$ 228,553

4.           RESOURCE RELATED INVESTMENTS

	Shares		Warrants		Total
April 30, 2010	Number	Fair Value	Number	Fair Value
International Tower Hill Mines Ltd.	4,591,223	$ 32,689,508	-	$ -	$ 32,689,508
Trevali Resources Corp.	4,134,588	5,168,235	1,427,294	649,299	5,817,534
Wealth Minerals Ltd.	2,641,853	1,532,275	2,380,953	738,095	2,270,370
Dorato Resources Inc.	2,231,000	2,141,760	-	-	2,141,760
Indico Resources Ltd.	50,000	23,000	-	-	23,000
Ethos Capital Corp.	100,000	43,000	-	-	43,000
		$ 41,597,778		$ 1,387,394	$ 42,985,172

	Shares		Warrants		Total
October 31, 2009 (Audited)	Number	Fair Value	Number	Fair Value
International Tower Hill Mines Ltd.	3,482,800	$ 17,657,796	-	$ -	$ 17,657,796
Trevali Resources Corp.	4,154,588	2,908,212	1,427,294	587,829	3,496,041
Wealth Minerals Ltd.	2,641,853	1,241,671	2,380,953	666,667	1,908,338
Dorato Resources Inc.	596,000	315,880	-	-	315,880
Ethos Capital Corp.	100,000	28,000	-	-	28,000
		$ 22,151,559		$ 1,254,496	$ 23,406,055

All resource related investments in shares are classified as available-for-sale, unless otherwise indicated.  All resource related investments in warrants are classified as held-for-trading.

(a)

International Tower Hill Mines Ltd. (“ITH”)

ITH is considered to be a related party as a result of common officer and director relationships (note 8).

During the year ended October 31, 2008, the Company sold 249,700 common shares of ITH for net proceeds of $418,610 resulting in a gain on sale of $258,920, and purchased 2,094,300 common shares at a cost of $2,124,666 (2,000,000 shares were acquired through the exercise of share purchase warrants held by the Company).

During the year ended October 31, 2009, the Company sold 1,481,800 common shares for net proceeds of $3,752,030, realizing a gain of $2,637,280 and purchased 120,000 common shares at a cost of $423,849.

During the period ended April 30, 2010, the Company sold 24,000 shares of ITH for net proceeds of $156,492 resulting in a gain on sale of $136,092. Meanwhile, the Company acquired 1,132,423 shares of ITH at a cost of $6,853,990.  At April 30, 2010, the Company held 4,591,223 common shares, or approximately 6.98% of the issued and outstanding ITH common shares.

At April 30, 2010, the quoted market value of ITH common shares was $7.12 (October 31, 2009 - $5.07) per share, or a total market value for the Company’s ITH shares of $32,689,508 (2009 - $17,657,796).  Fair value adjustments for the period ended April 30, 2010 amounted to unrealized gains of $7,048,575 (October 31, 2009 – unrealized gain of $11,217,746) on the shares, net of tax, as other comprehensive income.

(b)

Trevali Resources Corp. (“Trevali”)

On April 24, 2007, the Company acquired 1,000,000 common shares of Trevali, a related party (note 8), at a cost of $100,000.

On May 11, 2009, the Company purchased 1,250,000 units of Trevali at $0.80 per unit and allocated $0.60 and $0.20 to each common share and warrant, respectively.  Each unit consists of one common share and one-half of a common share purchase warrant.  Each whole warrant is exercisable to acquire a common share of Trevali at a price of $1.30 per share until May 11, 2011.

On May 29, 2009, the Company purchased 134,000 units of Trevali from a company related by virtue of common officers and directors at a price of $0.75 per unit and allocated $0.57 and $0.18 to each common share and warrant, respectively.  Each unit consists of one common share and one-half of a common share purchase warrant.  Each whole warrant is exercisable to acquire a common share of Trevali at a price of $1.20 per share until December 29, 2010.

On August 31, 2009, the Company purchased 300,000 Trevali common shares at a cost of $185,732.

On October 9, 2009, the Company settled an outstanding $1,000,000 loan to Trevali (advanced on July 30, 2009) on the basis of 1,470,588 units at a price of $0.68 per unit and allocated $0.51 and $0.17 to each common share and warrant, respectively. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant is exercisable to acquire an additional common share of Trevali at a price of $1.00 per share until October 9, 2011.

During the period ended April 30, 2010, the Company acquired 135,000 common shares of Trevali at a cost of $169,609. Meanwhile, the Company sold 155,000 shares of Trevali for net proceeds of $239,387 resulting in a gain on sale of $149,487. At April 30, 2010, the quoted market value of the Trevali common shares was $1.25 per share, or a total market value for the Company’s shares of $5,168,235 (October 31, 2009 - $2,908,212).  Fair value adjustments for the period ended April 30, 2010 amounted to unrealized gain of $1,950,762 (October 31, 2009 – an unrealized gain of $294,185), net of tax, recorded as other comprehensive income.  The Company held 4,134,588 common shares, or 7.81% of the issued and outstanding common shares of Trevali as of April 30, 2010.

At April 30, 2010, the fair value of 625,000 Trevali warrants (purchased on May 11, 2009) was $237,500 (October 31, 2009 - $237,500). Fair value adjustments for the period ended April 30, 2010 amounted to $ Nil (October 31, 2009 - $12,500).

At April 30, 2010, the fair value of 67,000 Trevali warrants (purchased on May 29, 2009) was $14,740 (October 31, 2009 - $26,800). Fair value adjustments for the period ended April 30, 2010 amounted to an unrealized loss of $12,060 (October 31, 2009 - $2,680).

At April 30, 2010, the fair value of 735,294 Trevali warrants (purchased on October 9, 2009) was $397,059 (October 31, 2009 - $323,529). Fair value adjustments for the period ended April 30, 2010 amounted to an unrealized gain of $73,530 (October 31, 2009 - $73,529).

(c)

Wealth Minerals Ltd. (“Wealth”)

On June 2, 2009, the Company purchased 2,841,400 common shares of Wealth Minerals Ltd. (“Wealth”), a related party (note 8), at $0.30 per share.

On October 23, 2009, the Company purchased 2,380,953 units at $1,000,000 and allocated $0.26 and $0.16 to each common share and warrant, respectively. Each unit consisted of one common share and one non-transferable common share purchase warrant, with each warrant being exercisable to acquire one additional common share until October 23, 2011 at an exercise price of $0.60.

During the last quarter of 2009, the Company sold 2,580,500 common shares of Wealth for net proceeds of $855,124 resulting in a gain on sale of $80,974.

At April 30, 2010, the quoted market value of Wealth common shares was $0.58 per share, or a total market value for the Company’s shares of $1,532,275.  Fair value adjustments for the period ended April 30, 2010 amounted to unrealized gain of $247,013, net of tax, recorded as other comprehensive loss.  The Company held 2,641,853 shares, or 6.95% of the issued and outstanding common shares of Wealth as of April 30, 2010.

At April 30, 2010, the total market value of 2,380,953 Wealth warrants (purchased on October 23, 2009) was $738,095. Fair value adjustments for the period ended April 30, 2010 amounted to an unrealized gain of $71,428 (October 31, 2009 - $285,715).

(d)        Dorato Resources Inc. (“Dorato”)

In October 2009, the Company purchased 596,000 common shares of Dorato, a related party (note 8) at a cost of $311,825.

During the period, the Company purchased 1,695,000 common shares of Dorato at a cost of $1,448,623. Meanwhile, the Company sold 60,000 shares of Dorato for net proceeds of $52,030 resulting in a gain on sale of $13,030.

At April 30, 2010, the Company held 2,231,000 common shares, or 3.24% of issued and outstanding common shares of Dorato. The quoted market value of Dorato common shares was $0.96, or a total market value for the Company’s shares of $2,141,760. Fair value adjustment at the period ended April 30, 2010 amounted to an unrealized gain, net of tax, of $379,319 (October 31, 2009 - $3,447).

(e)          Indico Resources Ltd. (“Indico”)

During the period ended April 30, 2010, the Company purchased 50,000 common shares of Indico at a cost of $29,954.

At April 30, 2010, the quoted market value of Indico common shares was $0.46, or a total market value for the Company’s shares of $23,000. Fair value adjustment at the period ended April 30, 2010 amounted to an unrealized loss, net of tax, of $5,911.

The Company held 50,000 common shares, or 0.39% of issued and outstanding common shares of Indico as of April 30, 2010.

(f)           Ethos Capital Corp. (“Ethos”)

During the year ended October 31, 2009, the Company received 100,000 common shares of Ethos valued at $17,000 pursuant to a property option agreement (note 6(a)(iv)). This investment is classified as held-for-trading. Fair value adjustments for the period ended April 30, 2010 amounted to an unrealized gain, of $15,000 (October 31, 2009 - $11,000).

5.

EQUITY INVESTMENT

	April 30, 2010	October 31, 2009 (audited)
Abzu Resources Ltd. (ownership interest – 22%)	$ 650,000	$ -

(a)

Abzu Resources Ltd. (“Abzu”)

During the period ended April 30, 2010, the Company acquired 4,333,334 shares of Abzu Resources Ltd. at a gross cost of $650,000. The Company accounts for its investment in Abzu using the equity method.  No changes to the carrying value of the investment have been recorded as the necessary financial information is not currently available.

(b)

IMM Gold Ltd. (“IMMG”)

Pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM, which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs, but no properties have yet been acquired by IMMG.  A director of Cardero is a director and significant shareholder of a private company, which is the major shareholder (67%) of IMM (note 8).

The Company acquired a 15% interest in IMMG by issuing to IMM 500,000 common shares upon acceptance for filing of the transaction by the Toronto Stock Exchange (“TSX”) and the NYSE Alternext (“NYSE-A”) The shares were issued on November 24, 2008 valued at $795,000, and the Company received 123,530 ordinary shares of IMMG, representing a 15% interest.  The Company may also be required to issue up to an additional 250,000 common shares as consideration for the initial 15% interest in IMMG if, on November 24, 2009, the volume weighted average trading price for the Company’s common shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83.  In such case, the Company is then required to issue to IMM such number of additional common shares of the Company (up to a maximum of 250,000 additional shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP.

The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009.

For the year ended October 31, 2009, the Company’s share of IMMG’s results of operations amounted to a loss of $199,677 (2008 - $Nil) based upon IMMG’s audited financial statements for the year then ended. After consideration of current market conditions and IMMG’s operating loss, the Company recorded an impairment charge of $595,323 to reduce the carrying value of the investment to $Nil.

The Company has determined that it has an obligation to issue an additional 214,843 common shares to IMM pursuant to the acquisition of its 15% investment in IMMG, the final issuance of which is currently the subject of on-going negotiations with IMM. The Company determined not to acquire an additional 15% interest in IMMG and did not therefore issue the additional 1,000,000 common shares on or before December 31, 2009.

6.

RESOURCE PROPERTIES

The Company’s capitalized acquisition and exploration expenditures on its resource properties are as follows:

	Mexico			Argentina	Peru				USA	Total
	Baja	Other	Total		Pampa de Pongo	Iron Sands/ Marcona	Other	Total
Balance, October 31, 2008	$ 7,064,909	$ 370,115	$ 7,435,024	$ 3,315,933	$ 3,692,705	$ 7,071,620	$ 343,110	$ 11,107,435	$ 20,854	$ 21,879,246

Acquisition costs	102,417	108,871	211,288	7,744	301,254	258,463	95,220	654,937	172,322	1,046,291

Deferred exploration costs:
Camp	48,644	7,931	56,575	79,194	229,958	594,631	6,456	831,045	25,118	991,932
Drilling and analysis	23,560	-	23,560	22,807	-	55,582	89	55,671	-	102,038
Personnel and geology	96,997	204	97,201	64,928	665,741	747,330	28,920	1,441,991	91,053	1,695,173
Total exploration costs	169,201	8,135	177,336	166,929	895,699	1,397,543	35,465	2,328,707	116,171	2,789,143
Total expenditures for the year	271,618	117,006	388,624	174,673	1,196,953	1,656,006	130,685	2,983,644	288,493	3,835,434
Costs recovered–Acquisition	-	(192,627)	(192,627)	-	(1,552,292)	-	-	(1,552,292)	-	(1,744,919)
Costs recovered-Exploration	-	(62,516)	(62,516)	-	(3,337,366)	-	-	(3,337,366)	-	(3,399,882)
Total before write-offs	7,336,527	231,978	7,568,505	3,490,606	-	8,727,626	473,795	9,201,421	309,347	20,569,879
Write-offs – Acquisition costs	-	-	-	(1,162,834)	-	-	(238,597)	(238,597)	-	(1,401,431)
Write-offs – Exploration costs	-	-	-	(1,433,658)	-	-	(235,198)	(235,198)	-	(1,668,856)
Total write-offs	-	-	-	(2,596,492)	-	-	(473,795)	(473,795)	-	(3,070,287)
Balance, October 31, 2009	7,336,527	231,978	$ 7,568,505	894,114	$ -	8,727,626	$ -	8,727,626	309,347	17,499,592

Acquisition costs	146,902	9,991	156,893	4,978	-	526,017	-	526,017	16,065	703,953
Deferred exploration costs:
Camp	93,322	8,226	101,548	55,953	11,573	348,664	-	360,237	217,392	735,130
Drilling and analysis	511,048	-	511,048	88,449	-	5,606	-	5,606	883,852	1,488,955
Personnel and geology	92,944	-	92,944	83,343	22	121,692	-	121,714	141,026	439,027
Total exploration costs	697,314	8,226	705,540	227,745	11,595	475,962	-	487,557	1,242,270	2,663,112
Total expenditures for the period	844,216	18,217	862,433	232,723	11,595	1,001,979	-	1,013,574	1,258,335	3,367,065
Costs recovered–Acquisition	-	-	-	-	-	-	-	-	-	-
Costs recovered-Exploration	-	-	-	-	(11,595)	-	-	(11,595)	-	(11,595)
Total before write-offs	8,180,743	250,195	8,430,938	1,126,837	-	9,729,605	-	9,729,605	1,567,682	20,855,062
Write-offs – Acquisition costs	(3,411,569)	-	(3,411,569)	-	-	-	-	-	-	(3,411,569)
Write-offs – Exploration costs	(4,769,174)	-	(4,769,174)	-	-	-	-	-	-	(4,769,174)
Total write-offs	(8,180,743)	-	(8,140,743)	-	-	-	-	-	-	(8,180,743)
Balance, April 30, 2010	$ -	$ 250,195	$ 250,195	$ 1,126,837	$ -	$ 9,729,605	$ -	$ 9,729,605	$ 1,567,682	$ 12,674,319
Represented by:
Acquisition costs	$ -	$ 62,484	$ 62,484	$ 186,503	$ -	$ 2,563,025	$ -	$ 2,563,025	$ 188,387	$ 3,000,400
Exploration costs	-	187,711	187,711	940,334	-	7,166,580	-	7,166,580	1,379,295	9,673,919
Balance, April 30, 2010	$ -	$ 250,195	$ 250,195	$ 1,126,837	$ -	$ 9,729,605	$ -	$ 9,729,605	$ 1,567,682	$ 12,674,319

(a)

Mexico

The properties in Mexico consist of the following:

i.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by agreements dated November 26, 2003 and June 30, 2005) between the Company and Anglo (the “Anglo Agreement”), Anglo agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo could earn a 70% interest in the mineral concession(s) so acquired, as well as in certain previously acquired mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006 (see below).

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture would be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company assumed operation of the project. Under the terms of the amending agreement, the Company was required to incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company could either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or to elect to remain as operator and continue to incur exploration expenditures. If the Company elected to continue incurring exploration expenditures following the USD 500,000 having been incurred, it would earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elected to continue incurring exploration expenditures, at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it was required to deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo was required to (unless it otherwise so elected) immediately resume incurring aggregate exploration expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivered a resumption notice, or if the Company delivered an election request notice and Anglo elected to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company could terminate the agreement.  If the Company delivered an election request notice and Anglo did not elect to resume incurring exploration expenditures, the agreement would be automatically terminated. In either case, in the event of termination, the Company would retain its 100% interest in the project, with Anglo having no residual interest therein.

Effective May 30, 2006, Anglo elected to terminate the Anglo Agreement and thereby forfeited any interest in, or rights to earn any interest in, the mineral concessions that were the subject of that agreement.  Accordingly, the Company is now the owner of a 100% interest in the concessions comprising the Baja IOCG Project.  The Company is presently seeking a joint venture partner for the property, but may elect to carry out a further work program on its own if it is unsuccessful in doing so.

On May 20, 2004, Western Telluric Resources Inc. (“WTR”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against the Company is the setting aside of an agreement dated December 12, 2001 between the Company and Minera regarding the acquisition of mineral concessions.  The Company filed a Statement of Defence, in which it denied any liability, as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.  Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, the Company and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled. As its part of the settlement, the Company has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% net smelter return (“NSR”) royalty over its existing and future acquired Baja California properties, of which the Company can acquire one-half (0.75%) for the price of $2,000,000.  Fulfillment by the Company of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the TSX (received on November 20, 2007) and the NYSE-A (formerly, the American Stock Exchange) (received on November 13, 2007).  Effective May 23, 2008, the transaction closed and the 500,000 shares were released to WTR.

During the period, the Company wrote off its remaining investment in the property in the amount of $8,180,742.

ii.

Corrales Property, Chihuahua State, Mexico

The Corrales property consists of one exploitation concession (100 hectares) located in the Municipality of Lopez, Chihuahua State, plus an additional 8,400-hectare exploration concession held 100% by the Company.

Pursuant to an agreement dated October 23, 2007 between the Company and three Mexican individuals, the Company has been granted a five-year lease of the exploitation concession, with the right to purchase a 100% interest by making aggregate payments of USD 657,000 over five years to October 23, 2012, as follows:

-

USD 24,000 on execution (paid);

-

USD 18,000 on or before January 23, 2008 (paid);

-

USD 15,000 on or before October 23, 2008 (paid);

-

USD 60,000 on or before October 23, 2009 (note 6 (a)(iv));

-

USD 90,000 on or before October 23, 2010;

-

USD 100,000 on or before October 23, 2011; and

-

USD 350,000 on or before October 23, 2012.

The Company has granted to a public company the option to acquire up to a 70% interest in the Corrales property (see note 6(a)( iv)).

iii.

Santa Teresa Property, Coahuila State

The Santa Teresa property consists of 8,715 hectares of exploration concessions held 100% by the Company.

The Company has granted to a public company the option to acquire up to a 70% interest in the Santa Teresa property (note 6(a)( iv)).

iv.

Ethos Capital Corp. Option/Joint Venture, Mexico

The Company signed a letter of intent dated June 12, 2008, as amended October 9, 2008, (“LOI”) with Ethos Capital Corp. (“Ethos”), a capital pool company listed on the TSX Venture Exchange (“TSXV”), pursuant to which Ethos has been granted an option to earn an interest in the Company’s Corrales and Santa Teresa Silver-Lead-Zinc projects in Mexico (notes 6(a)(ii) and (iii).

Pursuant to the LOI, Ethos has an exclusive option to earn an undivided 70% interest in the Corrales and Santa Teresa properties by:

(a)

paying to the Company the sum of $500,000, as follows:

(i)

$100,000 by July 17, 2009 (the “Acceptance Date”) , which is five days after the LOI is accepted for filing by the TSXV (received August 18, 2009);

(ii)

an additional $150,000 by the day, which is one year after the Acceptance Date;

(iii)

an additional $250,000 by the day, which is two years after the Acceptance Date;

(b)

delivering to the Company 1,434,000 Ethos common shares, as follows:

(i)

100,000 shares with a fair value of $17,000 on the Acceptance Date (received);

(ii)

266,800 shares by the day, which is one year after the Acceptance Date;

(iii)

an additional 466,900 shares by the day, which is two years after the Acceptance Date; and

(iv)

an additional 600,300 shares by the day, which is three years after the Acceptance Date; and

(c)

maintaining the properties (including making all required payments pursuant to the underlying option agreements) in good standing during the option period.

Following the exercise of the option by Ethos, the Mexican subsidiaries of Ethos and the Company will enter into a joint venture, with each party being responsible for its ongoing share of further expenditures.  If the interest of a participant is diluted to 10% or less, the interest of that participant will be converted to a 10% net profits interest royalty.

During the year ended October 31, 2009, the Company received $255,143 from Ethos, comprised of $138,143 of expenditure reimbursement and $117,000 of option payments.

(b)

Argentina

i.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006 (issued).

Two of these concessions form part of the Olaroz Silver Project (note 6(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.  During the year ended October 31, 2009, the Company relinquished or abandoned, or commenced the process of relinquishing or abandoning, all properties relating to its investment in the Chingolo Project, resulting in a charge to operations of $679,055 during the year ended October 31, 2009.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares (issued) to such individual.

The Company considers the Chingolo Silver Project to be an active property although the Company is presently seeking a joint venture partner and no work by the Company is planned for the fiscal year ending October 31, 2010.

During the year ended October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $5,600.

ii.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007 (paid);

-

USD 600,000 on or before April 13, 2008 (renegotiated to USD 110,000, which was paid);

-

USD 1,000,000 on or before June 13, 2009 (see below); and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007 (incurred); and

-

USD 1,250,000 on or before June 13, 2010.

Pursuant to an agreement dated November 30, 2006 between the Company and an Argentinean individual, the Company can acquire a 50% interest in one mining concession (mina) adjacent to the 30 Huachi concessions noted above.  In order to maintain the option in good standing, to be permitted to carry out exploration activities prior to such exercise, and to exercise the option, the Company is required to make aggregate payments of USD 965,000 to the vendor, as follows:

-

USD 5,000 on signing (paid);

-

USD 10,000 on November 30, 2007 ( paid);

-

USD 50,000 on November 30, 2008 (see below);

-

USD 150,000 on November 30, 2009;

-

USD 250,000 on November 30, 2010; and

-

USD 500,000 on November 30, 2011.

The Company has relinquished or abandoned, or is in the process of relinquishing or abandoning, all properties relating to its investment in the Huachi Project, resulting in a charge to operations of $1,917,437 during the year ended October 31, 2009.

iii.

Other Argentinean Properties

a.

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight minas in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active project, with a work program currently planned for the fiscal year ending October 31, 2010.

b.

Los Manantiales Property (formerly “Mina Angela”), Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 (renegotiated, with $10,000 paid on April 25, 2006 and the balance of USD 40,000 paid in October 2006);

-

USD 150,000 on or before April 25, 2007 (paid); and

-

USD 150,000 on or before April 25, 2008 (paid).

The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

Pursuant to a binding LOI dated March 12, 2007, the Company has granted to a public company the option to acquire up to a 70% interest in the property.  Pursuant to the LOI, the optionee had a period of 60 days to carry out due diligence.  The Company received a payment of USD 40,000 on the signing of the LOI, which was refundable to the optionee if it declined to proceed.  The optionee elected to proceed.  The optionee may earn an initial 60% interest in the property by incurring an aggregate of USD 3,500,000 in expenditures over four years (including making all payments required pursuant to the underlying agreement).  Upon the optionee having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request the optionee to fund the preparation of a bankable feasibility study within four years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, the optionee may elect to fund the bankable feasibility study.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by the optionee, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% NSR.

In June 2007, the optionee elected to make all remaining payments required under the underlying agreement, and thereby permit the Company to exercise the option and acquire the property (subject to the 1% NSR royalty).  The property has been transferred to the Company.  On December 3, 2008, the optionee terminated the option and returned all interest in the property to the Company.

c.

Pirquitas Property, Jujuy Province, Argentina

The Pirquitas Property consists of one cateo (approximately 4,382 hectares) near the town of Minas Pirquitas.  The property was acquired by the Company through staking and application therefor.

The Company has entered into an agreement dated July 9, 2009 with a private Australian company, whereby the optionee may earn a 55% interest in the Pirquitas Property by incurring exploration expenditures of USD 1,000,000 over four years, of which USD 50,000 must be incurred in the first year. The effective date of the agreement is July 14, 2009. Following the optionee having earned its interest, the parties will enter into a joint venture, and thereafter each party is required to contribute its proportional share of further expenditures or be diluted on a straight-line basis.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-     150,000 common shares on TSXV acceptance (issued);

-     100,000 common shares on or before May 28, 2004 (issued);

-     200,000 common shares on or before November 28, 2004 (issued); and

-     200,000 common shares on or before November 28, 2005 (issued).

The Company determined not to exercise the option from Rio Tinto, and terminated the underlying agreement with Rio Tinto.  In addition, the Company abandoned all but five of the concessions (3,200 hectares) held by Koripampa (which retained concessions form part of the Company’s Iron Sands project (see note 6(c)(iv)).  Accordingly, as of October 31, 2007, the Company wrote down its investment in the property by $1,890,172.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 7,970 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years as follows:

-

USD 50,000 on or before January 27, 2005 (paid);

-

USD 50,000 on or before January 27, 2006 (paid);

-

USD 100,000 on or before January 27, 2007 (paid); and

-

USD 300,000 on or before January 27, 2008 (paid).

The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

In January 2008, the Company gave notice to Rio Tinto that it was exercising the option, and made the final USD 300,000 payment as required to do so.  Rio Tinto transferred title to the concessions to a Peruvian subsidiary of the Company in November 2008, subject to their continuing right of first refusal concerning any disposition of these concessions by the Company.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

In the summer of 2008, the Company made applications for ten additional concessions surrounding the Rio Tinto concessions (19,900 hectares), all of which form part of the Pampa de Pongo property.

On October 24, 2008, the Company entered into an agreement with Nanjinzhao Group Co., Ltd., (“Nanjinzhao”), a private Chinese enterprise located in Zibo City, Shandong Province, PRC, whereby the Company agreed to sell the Pampa de Pongo property to Nanjinzhao for USD 200 million (subject to Rio Tinto declining to exercise its right of first refusal in respect thereof).  The agreement requires an initial deposit of USD 10 million, payable on or before March 17, 2009, with a final payment of USD 190 million due on or before September 17, 2009.  During the initial three-month period, Nanjinzhao will obtain the appropriate Chinese governmental consents to the transaction.  The Pampa de Pongo property will be transferred to a Peruvian subsidiary of Nanjinzhao once the USD 10 million deposit has been received.  The agreement permits Cardero to decline to proceed with the transaction at any time prior to the receipt of the final USD 190 million final payment, provided that, if such decision is made at any time after the initial USD 10 million deposit has been paid, Cardero is required to return the deposit and pay Nanjinzhao an additional USD 20 million as a break-up fee.  Upon repayment of the deposit (and break fee, if required), the Pampa de Pongo property will be retransferred to the Company.  The Company will pay a finder’s fee to an arm’s length private company in consideration of the finder introducing Cardero to Nanjinzhao and providing ongoing advice in the negotiations.  On December 17, 2008, the Company received notification from Rio Tinto that it was declining to exercise its right of first refusal with respect to the October 24, 2008 transaction between the Company and Nanjinzhao.

The Company, Cardero Iron Peru and Zibo Hongda Mining Co., Ltd. (“Hongda”), a subsidiary of Nanjinzhao, agreed to amend the provisions of the October 24, 2008 sale agreement among the Company, Cardero Iron Peru and Nanjinzhao (the interest of Nanjinzhao in which was assigned to Hongda on April 3, 2009) for the purchase by Hongda of the Pampa de Pongo Iron Deposit in Peru.

Hongda had requested a purchase price reduction due to difficult global economic conditions that have significantly adversely impacted iron ore prices.  Following negotiations, Cardero and Cardero Iron Peru agreed to revise the final sale price to USD 100 million (of which USD 2 million had already been paid).

Accordingly, on May 21, 2009 Hongda paid the required USD 10 million deposit to Cardero Iron Peru, which is non-refundable unless either (i) Cardero terminates the agreement or (ii) Rio Tinto exercises its right of first offer.  Due to the new lower purchase price, pursuant to its right of first offer Rio Tinto had another 45-day period (expired on July 9, 2009) to match the revised terms.  The Rio Tinto right of first offer expired unexercised, and therefore the USD 10 million deposit from Hongda is non-refundable unless Cardero chooses to terminate the purchase agreement.

The balance of the purchase price of USD 88 million was split into three payments and paid as follows:

a)

USD 18 million, received on December 17, 2009;

b)

USD 40 million, received on December 17, 2009; and

c)

USD 30 million, to be received on December 31, 2009 (received January 11, 2010)

As of October 31, 2009, the payments received to date of $13,898,800 (USD 12,000,000) was recognized in other income, net of related property costs of $4,889,658 and transaction costs of $411,487, for a gain of $8,597,655 before applicable income taxes.

During the period ended April 30, 2010, payments received of $93,607,400 (USD 88,000,000) have been recognized in other income, net of related property costs of $635,895 and transaction costs of $4,345,904 before applicable income taxes.

iii.

Iron Sands Project, Nazca and Caravelli Provinces, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by certain of the mineral claims comprising the Carbonera and Daniella properties (note 6(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Departments of Arequipa, (Caravelli Province) and Ica (Nazca Province), Peru.  As a result of work to date, some of the foregoing concessions have been dropped, and the property now consists of 16 concessions (12,100 hectares in four areas) owned 100% by the Company and five concessions (3,600 hectares in two areas) held under option as described below.

The Company has assumed, from a private Peruvian company, all rights and obligations under an agreement dated December 16, 2005 between a private Peruvian company and Minera Ataspacas S.A., an arm’s length private Peruvian company, whereby the private Peruvian company has the option to acquire, from Minera Ataspacas, an initial 70% interest in five mineral sand concessions (3,600 hectares total) surrounded by certain of the Company’s mineral tenures noted above.  In order to exercise the option, the Company is required to pay a total of USD 2,500,000 over five years to December 15, 2010 (with an initial payment of USD 20,000 on or before December 16, 2005 (paid)) and incur exploration expenditures of not less than USD 250,000 over the same period, as follows and as amended (see below):

-

USD 80,000 on or before December 16, 2006 (paid);

-

USD 100,000 on or before December 16, 2007 (paid);

-

USD 150,000 on or before December 16, 2008 (paid);

-

USD 500,000 on or before December 16, 2009 (paid); and

-

USD 6,150,000 on or before December 16, 2010.

-

USD 50,000 on or before December 16, 2007 (incurred);

-

USD 50,000 on or before December 16, 2008 (incurred);

-

USD 50,000 on or before December 16, 2009 (incurred);

-

USD 50,000 on or before December 16, 2010 (incurred); and

-

USD 50,000 on or before December 16, 2011 (incurred).

Upon the Company having acquired the 70% interest, a joint venture company will be formed with Minera Ataspacas, and each party will thereafter be required to contribute its share of ongoing expenditures or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas is reduced to the 2% NSR, the Company may purchase half the NSR (1%) for USD 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for USD 8,000,000 within 36 months of the exercise of the option.

The Company entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to certain of the mineral claims comprising the Iron Sands Project (plus additional claims acquired from Koripampa ( note 6(c)(i)).

In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (note 6(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.  The Optionee terminated the agreement and returned its interest in the applicable concessions on April 16, 2007.

In November 2009, the Company entered into agreements with Minera Ataspacas and others regarding its option on certain of the concession comprised in its Iron Sands Project, Peru. Pursuant to two agreements dated November 13, 2009, the original option agreement of December 16, 2005 with Minera Ataspacas was amended to provide that the Company may now acquire a 100% interest in the shares of a new Peruvian company (into which Minera Ataspacas will transfer a 100% interest in the five concessions subject to the option in favour of the Company) by paying to the shareholders of such new company the sum of USD 500,000 upon execution (paid) and USD 6,150,000 on or before December 16, 2010.

The Company is currently actively exploring this property with work programs planned for the fiscal year ending October 31, 2010.

iv.

Amable Maria Property, Peru.  The Amable Maria Property consists of 37 mining concessions (approximately 29,620 hectares) located in the Provinces of Chanchamayo and Jauja, Department of Junin, Peru, and acquired by the Company through staking and application therefor.  After an unsuccessful search for a joint venture partner, the property was abandoned in July 2009, and the Company has written off the associated costs of $473,795 at October 31, 2009.

 (d)

United States of America

i.

TiTac Property, Minnesota

Pursuant to an option agreement dated July 1, 2008 (as amended on July 24, 2008) between the Company and an arm’s length private mineral owner, the Company has a two-year option to enter into a mining lease for an aggregate of 1,402 acres (567 hectares) of mineral rights located in Louis County, Minnesota.  The mining lease will grant a lease over any mineral substance of a metalliferous nature, including those intermingled or associated materials or substances, recovered from each ton of crude ore for the purpose of extracting iron (essentially, iron, titanium and vanadium).

Option Agreement: Requires an initial payment of USD 5,000 on execution (paid) plus an extension payment of USD 25,000 due on the first anniversary of the agreement in order to extend the option for an additional year.  There are no work commitments under the option, but the Company is required to comply with all laws and to maintain specified insurance in place during the option term.  The Company can exercise the option to enter into a mineral lease at any time prior to June 29, 2010 upon notice to that effect to the owner.

Mining Lease: The initial term of the mining lease is for a period of 20 years, provided that the lease may be extended for an additional five-year period if the Company gives notice at least 180 days prior to the end of such term, and has either paid to the owner at least USD 10,000,000 in royalties over the initial term or pays to the owner the difference between the royalties actually paid and USD 10,000,000.  In like manner, the lease can be extended for up to three additional five-year terms, provided that the appropriate notice is given and that the Company has paid to the owner at least USD 5,000,000 in royalties during the previous five-year term (or pays any deficiency in cash).

On May 29, 2009, the Company, through Cardero Iron US, exercised its option to enter into a mining lease with respect to the TiTac property in Minnesota, and made the initial USD 2,500 payment required upon execution of the lease (which is dated July 1, 2009).

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2010.

ii.

Longnose Property, Minnesota

Pursuant to an agreement dated November 26, 2008 between the Company and an arm’s length individual on behalf of an arm’s length B.C. company, the Company was granted the option to acquire up to an 85% interest in the interest of the optionor in certain existing mineral leases, and in a lease to be entered into, covering 100% of the fee mineral rights (approximately 200 acres) located in St. Louis County, Minnesota, just north of the town of Hoyt Lakes.  The Company can earn an initial 70% interest by incurring cumulative expenditures of USD 1,850,000 as follows:

-

USD 100,000 on or before December 8, 2009 (incurred);

-

USD 250,000 on or before December 8, 2010;

-

USD 500,000 on or before December 8, 2011; and

-

USD 1,000,000 on or before December 8, 2012.

A payment of USD 50,000 (paid) to the optionor is required on or before August 15, 2009 (and each and every August 28 thereafter) to be used by the optionor to make the annual USD 50,000 advance royalty payment due to the underlying landowners.  The Company can earn an additional 15% interest (85% overall) by delivering a feasibility study (no time limit for delivery).  Upon the Company having earned a 70% or 85% interest, the optionor can elect to convert its interest to a 10% net profits interest (if the Company elects not to earn the additional 15% interest) or a 5% net profits interest (if the Company elects to earn the full 85% interest).  If the optionor does not so elect, upon the Company having earned its 70% or 85% interest, as applicable, the Company and the optionor will enter into a joint venture, with each party being responsible for its pro rata share of all joint venture expenditures.  If a party to the joint venture is diluted to a 10% or lesser interest, such interest will be converted to a 2.5% net profits interest.

During the period, the Company issued 75,000 common shares valued at $111,500 as a finder’s fee in connection with the acquisition of its interests in the TiTac and Longnose properties in Minnesota.

(e)

Other regions

Caucasian Region (note 5, Equity Investment).

(f)

Title and environmental

Although the Company has taken steps to verify the title to mineral properties in which it has or had a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.  Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

(g)

Asset retirement obligations (“ARO”)

The Company is not aware of any ARO's as of April 30, 2010 and October 31, 2009.

7.

CAPITAL STOCK

(a)

Authorized

An unlimited number of common shares without par value.

(b)

Share purchase warrants

The following common share purchase warrants entitle the holders thereof to purchase one common share for each warrant.  Warrants transactions are as follows:

	April 30, 2010		October 31, 2009 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, beginning of period	4,303,100	$1.47	4,395,600	$1.47
Exercised	(67,125)	$1.35	(92,500)	($1.38)
Expired	(4,235,975)	$1.48	-	-
Warrants outstanding, end of period	-	$ -	4,303,100	$1.47

Details of warrants outstanding are as follows:

	April 30, 2010		October 31, 2009 (audited)
Expiry date	Number of Warrants	Exercise Price	Number of Warrants	Exercise Price
March 1, 2010	-	$ -	3,628,000	$1.50
March 1, 2010	-	$ -	675,100	$1.35
Warrants outstanding, end of period	-		4,303,100

(c)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the aggregate number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of any grant (not including agent or broker options).  The exercise price of each option is required to be set at the higher of the closing price of the Company’s common shares on the trading day prior to the date of grant and the five day volume-weighted average trading price for the five trading days prior to the date of grant (without any discounts).  The option term and vesting period is determined by the Board of Directors within regulatory guidelines (the maximum term is ten years).  All options are recorded at fair value when granted.

A summary of the status of the stock option plan as of April 30, 2010 and October 31, 2009 and changes during the periods ended on those dates is presented below:

	April 30, 2010		October 31, 2009 (audited)
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of period	5,500,000	$ 1.77	5,687,500	$ 1.93
Expired and cancelled	(500,000)	$ (1.50)	(1,962,500)	$ (1.78)
Exercised	-	$ -	(25,000)	$ (1.47)
Granted	860,000	$ 1.37	1,800,000	$ 1.27
Options outstanding, end of period	5,860,000	$ 1.73	5,500,000	$ 1.77

Stock options outstanding are as follows:

	April 30, 2010			October 31, 2009 (audited)
Expiry Date	Exercise Price	Number of Options	Exercisable at Period End	Exercise Price	Number of Options	Exercisable at Year End
January 16, 2010	$ 1.50	-	-	$ 1.50	500,000	500,000
July 21, 2010	$ 2.04	2,000,000	2,000,000	$ 2.04	2,000,000	2,000,000
August 8, 2010	$ 2.18	1,200,000	1,200,000	$ 2.18	1,200,000	1,200,000
December 9, 2010	$ 1.16	575,000	575,000	$ 1.16	575,000	575,000
April 9, 2011	$ 1.39	225,000	225,000	$ 1.39	225,000	225,000
September 11, 2011	$ 1.30	1,000,000	1,000,000	$ 1.30	1,000,000	1,000,000
December 11, 2011	$ 1.31	360,000	360,000		-	-
February 2, 2012	$ 1.41	500,000	500,000		-	-
		5,860,000	5,860,000		5,500,000	5,500,000

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal years.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	Period ended April 30, 2010	Year ended October 31, 2009	Year ended October 31, 2008
Expected life (years)	2.0	2.0	2.0
Interest rate	1.25%	1.32%	3.01%
Volatility (average)	89.34%	102.04%	88.37%
Dividend yield	0.00%	0.00%	0.00%

Stock-based compensation charges for the six month ended April 30, 2010 totalled $610,862 (April 30, 2009 - $539,064), of which $346,914 (April 30, 2009 - $289,587) was allocated to salary expenses, $54,558 (April 30, 2009 - $249,477) was allocated to consulting expense, and $209,390 was allocated to investor relations  expense (April 30, 2009 - $Nil).

8.

RELATED PARTY TRANSACTIONS

During the six months ended April 30, 2010 and 2009, the Company incurred the following expenses paid to officers or directors of the Company or companies with common directors:

	April 30, 2010	April 30, 2009
Professional fees	$ 44,363	$ 44,138
Consulting fees	$ 45,000	$ 45,000

At April 30, 2010, there was $7,700 (October 31, 2009 - $18,900) included in accounts payable and accrued liabilities, and $451,598 (October 31, 2009 - $587,956) included in due from related parties.  Professional fees include amounts paid to a law firm of which a director is a shareholder.

Amounts due from related parties are comprised as follows:

	April 30, 2010	October 31, 2009 (audited)
Unsecured promissory notes, 1% per annum, due the earlier of 30 days after demand or the due date, if applicable:
Trevali Resource Corp.	$ 41,397	$ 290,003
Wealth Minerals Ltd.	170,454	121,393
Dorato Resources Inc.	55,330	25,490
Directors, employees and other	184,417	151,070
	$ 451,598	$ 587,956

The Company recovered $393,286 during the six months ended April 30, 2010 (April 30, 2009 - $301,670) in rent and administration costs from Wealth Minerals Ltd., International Tower Hill Mines Ltd., Dorato Resources Inc., Indico Resources Ltd., Trevali Resources Corp., Balmoral Resources Inc., and Lawrence W. Talbot Law Corporation (“LWTLC”), companies with common officers or directors.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

Mr. Stephan Fitch, a director of the Company, is a director and significant shareholder of a private company that is the major shareholder (67%) of IMM.  The Company has a 15% interest in IMMG, a subsidiary of IMM, and has the option to acquire an additional 15% interest by issuing 1,000,000 common shares prior to December 31, 2009 (note 5). This transaction was approved by the Company’s audit committee and Board of Directors (other than Mr. Fitch, who abstained from voting in each case). The Company considers the collectability of advances totalling $468,099 to IMMG to be doubtful and accordingly wrote them off during the year ended October 31, 2009.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A. (“Koripampa”), for a fee of USD 10,000 per month (reduced to USD 7,500 per month starting from March 2007), which has been expensed to consulting fees.  Mr. Ballon became President of Cardero Peru in April 2006.  Accordingly, Mr. Ballon is a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements with either Koripampa or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties, the Pampa de Pongo Property (note 6(c)(ii)), the Katanga Property and the Corongo Property.

The presidents of MMC and Cardero Argentina provide management services for USD 3,750 each per month, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.

The Company has entered into a retainer agreement dated May 1, 2007 with LWTLC, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $82,500 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).

9.

GEOGRAPHIC SEGMENTED DATA

The Company operates in one industry segment, the mineral resources industry, and in five geographical segments, Canada, Peru, Mexico, Argentina and the United States. All current exploration activities are conducted in the affected jurisdictions outside of Canada. The significant asset categories identifiable with these geographical areas are as follows:

	April 30, 2010
	Canada/US	Peru	Argentina	Mexico	Total
Resource properties	$ 1,567,682	$ 9,729,605	$ 1,126,837	$ 250,195	$ 12,674,319
Cash	10,987,335	62,543,430	143,818	3,328	73,677,911
Investments	43,635,172	-	-	-	43,635,172
Other	859,182	96,878	38,827	147,901	1,142,788
	$ 57,049,371	$ 72,369,913	$ 1,309,482	$ 401,424	$131,130,190

	October 31, 2009 (audited)
	Canada/US	Peru	Argentina	Mexico	Total
Resource properties	$ 309,347	$ 8,727,626	$ 894,114	$ 7,568,505	$ 17,499,592
Cash	5,672,162	59,040	69,706	22,288	5,823,196
Investments	23,406,055	-	-	-	23,406,055
Other	973,482	93,077	148,183	128,086	1,342,828
	$ 30,361,046	$ 8,879,743	$ 1,112,003	$ 7,718,879	$ 48,071,671

10.

INCOME TAXES

	Six months ended April 30,	Six months ended April 30,
	2010	2009

Income tax expense (benefits)	$ 22,062,073	$ (1,131,128)
Permanent differences	(180,556)	(19,851)
Stock-based compensation	175,623	163,516
Non-taxable portion of capital gains	(42,925)	(361,340)
Write-down of properties	2,351,964	786,127
Other temporary differences	1,126,120	(117,959)
Effect of tax rates in other jurisdictions	(27,290)	(19,095)
Effect of rate reduction	(197,166)	(65,055)
Unrecognized (utilized) tax losses	(407,225)	96,073
	$ 24,860,618	$ (668,712)

The components of future income tax assets (liabilities) are as follows:

	April 30, 2010	October 31, 2009 (audited)
Future income tax assets
Non-capital loss carry-forwards	$ 8,143,975	$ 7,257,958
Difference between undepreciated capital cost
over net book value of property and equipment	47,656	39,262
Cumulative eligible capital deduction	13,678	13,678
Share issue costs	198,212	242,007
Tax value of resource properties in excess of book values	2,307,249	453,032
Other	236,652	236,652
Total future income tax assets	10,947,422	8,242,589
Valuation allowance	(7,590,060)	(6,286,632)
Net future income tax assets	$ 3,357,362	$ 1,955,957

Future income tax liabilities
Book value of investments in excess of tax values	$ (3,357,362)	$ (1,955,957)
Timing of revenue recognition on sale of property	-	(2,564,900)
Total future income tax liabilities	(3,357,362)	(4,520,857)

Net income tax assets (liabilities)	$ -	$ (2,564,900)

The valuation allowance reflects the Company’s estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for income tax purposes in all jurisdictions.  The losses expire as follows:

Available to	Canada	Foreign	Total
2010	$ 812,500	$ -	$ 812,500
2011	-	599,748	599,748
2012	-	1,465,295	1,465,295
2013	-	894,185	894,185
2014	1,446,622	693,716	2,140,338
2015	2,950,454	200,087	3,150,541
2016	-	1,580,780	1,580,780
2017	-	356,852	356,852
2018	-	918,397	918,397
2019	-	477,096	477,096
2020	-	862,084	862,084
2026	2,850,458	-	2,850,458
2027	3,086,818	69,804	3,156,622
2028	3,824,078	354,362	4,178,440
2029	2,184,169	230,673	2,414,842
2030	2,145,514	239,933	2,385,447
Deferred expiry	-	1,631,398	1,631,398
	$ 19,300,613	$ 10,574,410	$ 29,875,023

11.

COMMITMENTS

The Company is committed to monthly lease payments of $11,907 for its premises at 1901 – 1177 West Hastings Street, Vancouver, under its current lease expiring August 31, 2010.  On September 8, 2008, the Company sub-leased the premises to another company for the remaining term of the lease with the landlord’s consent.  The Company has entered into a sub-lease dated May 14, 2008 for new office space located at 1920 – 1188 West Georgia Street, Vancouver.  The new sub-lease commences August 1, 2008 and is for a term of 51 months.  The initial lease payments are $14,654 per month for basic rent and $9,623 per month for estimated operating costs, commencing in September 2008.

Other commitments are disclosed elsewhere in these consolidated financial statements as appropriate.

12.

RISK AND CAPITAL MANAGEMENT; FINANCIAL INSTRUMENTS

The Company manages its capital structure, and makes adjustments to it, based on the funds available to the Company in order to support future business opportunities.  The Company defines its capital as shareholders’ equity.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues; as such, the Company is dependent upon external financings or the sale of assets (or an interest therein) to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  There were no changes in the Company’s approach to capital management during the six months ended April 30, 2010.  The Company is not subject to externally imposed capital requirements.

The Company classified its cash and cash equivalents as held-for-trading; amounts receivable as loans and receivables; and accounts payable and accrued liabilities as other financial liabilities. The classification of resource related investments is set out in note 4.  The carrying values of cash and cash equivalents, amounts receivable, and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.  The fair values of amounts due to and from related parties have not been disclosed as their fair values cannot be reliably measured since the parties are not at arm’s length.

CICA Handbook Section 3862 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The following table sets forth the Company’s financial assets measured at fair value by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$ 73,677,911	$ -	$ -	$ 73,677,911
Resource related investments	42,247,778	-	-	42,247,778
Resource related investments	-	1,387,394	-	1,387,394
	$ 115,925,689	$ 1,387,394	$ -	$ 117,313,083

The Company’s exposure to risk on its financial instruments is summarized below:

(a)

Credit risk

The Company manages credit risk, in respect of cash and cash equivalents, by purchasing highly liquid, short-term investment grade securities held at a major Canadian financial institution in accordance with the Company’s investment policy.  In regards to amounts receivable, the Company is not exposed to significant credit risk as they are primarily due from governmental agencies.

Concentration of credit risk exists with respect to the Company’s cash and cash equivalents as all amounts in  Canada and Peru are held at major financial institutions.  The Company’s concentration of credit risk and maximum exposure thereto is as follows relating to funds held in Canada, Peru and other countries:

	April 30, 2010	October 31,2009 (audited)
Bank accounts - Canada	$ 10,796,696	$ 5,672,162
Bank accounts - Peru	62,543,430	59,040
Bank accounts - Others	337,785	91,994
	$ 73,677,911	$ 5,823,196

The credit risk associated with cash and cash equivalents is minimized substantially by ensuring that these financial assets are placed with major financial institutions with strong investment grade ratings given by a primary ratings agency.  The Company does not hold any asset backed securities.

With respect to the $451,598 (October 31, 2009 - $587,956) due from related parties, the credit risk has been assessed as low by management as the Company has strong working relationships with the related parties involved.

 (b)

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet commitments.  The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company maintains sufficient cash and cash equivalents at April 30, 2010 of $73,677,911 (October 31, 2009 - $5,823,196) in order to meet short-term business requirements.  At April 30, 2010 the Company had accounts payable and accrued liabilities of $814,435 (October 31, 2009 -$568,951), which are due within 30 days.

(c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risk.

i.

Interest rate risk

The Company’s cash and cash equivalents consists of cash held in bank accounts and guaranteed investment certificates that earn interest at variable interest rates.  Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of April 30, 2010  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity.

ii.

Foreign currency risk

The Company is exposed to foreign currency risk to the extent that monetary financial instruments are denominated in Mexican, Argentinean and Peruvian currencies.  The Company has not entered into any foreign currency contracts to mitigate this risk as it believes this risk is minimized by the amount of cash held in these foreign jurisdictions.  The Company’s sensitivity analysis suggests that a consistent 5% change in the rate of exchange in all foreign jurisdictions where it has assets employed would change mineral properties and foreign exchange gain or loss by $160,639 (October 31, 2009 - $519,590).

iii.

Other price risk

Other price risk is the risk that the fair or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign currency risk.  The Company’s investments are carried at market value, and are therefore directly affected by fluctuations in the market value of the underlying securities. The Company’s sensitivity analysis suggests that a 1% change in market prices would change the value of the resource related investments by $436,352, and the change on resource related investments in warrants cannot be predicted. During the six months ended April 30, 2010, the Company’s investments increased an average of 86%.

13.

SUBSEQUENT EVENTS

Subsequent to April 30, 2010:

(a)

On May 27, 2010, the Company subscribed for 3,333,334 common shares (raising its ownership interest to 33%) of Abzu Resources Ltd., a private British Columbia company with mineral interests in Ghana, Africa, by way of private placement at a price of $0.15 per share.

14.

COMPARATIVE FIGURES

Certain of the figures for 2009 have been reclassified to conform to the presentation adopted for the current period.

15.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are capitalized.  Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.

Commercial feasibility is established in compliance with the Securities and Exchange Commission (“SEC”) Industry Guide 7, which consists of identifying that part of mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property, and their eventual disposition are less than the carrying amount of the mining projector property, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project, property, calculated using estimated mineable reserves, mineral resources, based on engineering reports, projected rates of production over the estimated mine, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans At April 30, 2010, all mineral properties considered active under US GAAP had a book value of $3,000,400 ($5,708,015 at October 31, 2009) (note 6), after all applicable impairment charges.

ii.

Reconciliation of total assets, liabilities and shareholders’ equity:

	April 30, 2010	October 31, 2009 (audited)
Total assets per Canadian GAAP	$ 131,130,190	$ 48,071,671
Exploration expenditures on resource properties
expensed under US GAAP	(9,673,919)	(11,791,577)
Total assets per US GAAP	$ 121,456,271	$ 36,280,094
Total liabilities per Canadian and US GAAP	$ 27,865,818	$ 3,133,851

Total shareholders’ equity per Canadian GAAP	103,264,372	44,937,820
Exploration expenditures on resource properties
expensed under US GAAP	(9,673,919)	(11,791,577)
Total shareholders’ equity per US GAAP	93,590,453	33,146,243
Total liabilities and shareholders’ equity per US GAAP	$ 121,456,271	$ 36,280,094

iii.

Reconciliation of net income (loss) and comprehensive income (loss) reported in Canadian GAAP and  U.S. GAAP:

Statements of operations for the six months ended April 30:

	April 30, 2010	April 30, 2009
Reconciliation of net income (loss) from Canadian to US GAAP
Net income (loss ) per Canadian GAAP	$ 48,208,480	$ (3,060,282)
Acquisition of mineral interests	-	-
Exploration and development costs	(2,663,111)	(865,965)
Reverse exploration and developments costs written-off	4,769,174	1,913,631
Exploration and development costs recovered	11,595	-
Total difference	2,117,658	1,047,666

Total net income (loss) per US GAAP	$ 50,326,138	(2,012,616)

Weighted average number of common shares outstanding	58,638,483	58,297,116

Basic and diluted income (loss) per share in accordance with Canadian GAAP	$ 0.82	$ (0.05)
Total differences	0.04	0.02
Basic and diluted income (loss) per share in accordance with US GAAP	$ 0.86	$ (0.03)

Statements of comprehensive income (loss) for six months ended April 30:

	April 30, 2010	April 30, 2009
Comprehensive income (loss) in accordance with Canadian GAAP	$ 57,625,071	$ 729,086
Total difference in net income (loss) between Canadian and US GAAP	2,117,658	1,047,666
Total comprehensive income (loss) in accordance with US GAAP	$ 59,742,729	$ 1,776,752

iv

Reconciliation of cash flows in accordance with Canadian GAAP and US GAAP:

Statements of cash flow for six months ended April 30:

	April 30, 2010	April 30, 2009

Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (5,777,931)	$ (1,363,945)
Adjustments to net loss involving use of cash
Write-off of capitalized resource property exploration costs	(2,702,882)	(871,954)
Net cash provided by (used in) operating activities of continuing operations in accordance with US GAAP	(8,480,813)	(2,235,899)

Net cash provided by investing activities of continuing operations in accordance with Canadian GAAP	76,518,122	2,294,818
Reclassification of capitalized resource property exploration costs	2,702,882	871,954
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP	79,221,004	3,166,772
Net cash flows provided by financing activities of continuing operations in accordance with Canadian and US GAAP	90,619	164,250

Effect of foreign exchange on cash in accordance with Canadian and US GAAP	(2,976,096)	(6,139)
Net increase (decrease) in cash and cash equivalents in accordance with Canadian and US GAAP	67,854,714	1,088,984
Cash and cash equivalents, beginning of period in accordance with Canadian and US GAAP	5,823,196	1,288,840

Cash and cash equivalents, end of period in accordance with Canadian and US GAAP	$ 73,677,911	$ 2,377,824

(b)

Recent US accounting pronouncements

i.

In May 2009, the FASB issued Accounting Standards Codification (“ASC”) 855-10, Subsequent Events (“ASC 855-10”) (formerly SFAS Statement No 165), which establishes principles and requirements for subsequent events.  In particular, ASC 855-10 sets forth: (a) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date.  ASC 855-10 also requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. As a result of the adoption of this new standard, the Company evaluated subsequent events to June 10, 2010, the date these consolidated financial statements were available for issue.

ii.

In June 2009, the FASB issued new guidance which is now a part of ASC 860-10 (formerly SFAS Statement No 166), to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  The FASB undertook this project to address (1) practices that have developed since the issuance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (which is now a part of ASC 860-10), that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This new guidance is effective for fiscal years beginning after November 15, 2009 and is not expected to have a material impact on the Company’s consolidated financial statements.

iii.

In June 2009, the FASB issued new guidance which is now part of ASC 810-10 (formerly SFAS Statement No. 167), to improve financial reporting by enterprises involved with variable interest entities.  The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (which is now part of ASC 810-10), as a result of the elimination of the qualifying special-purpose entity, and (2) constituent concerns about the application of certain key provisions of ASC 810-10, including those in which the accounting and disclosures under ASC 810-10 do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  This new guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

iv.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10 (the “Codification”) (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles), which will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption of the Codification only had the effect of amending references to authoritative accounting guidance in the Company’s consolidated financial statements.

v.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). This update provides amendments to ASC 820, “Fair Value Measurements and Disclosure”, for the fair value measurement of liabilities when a quoted price in an active market is not available. ASU 2009-05 is effective for reporting periods beginning after August 28, 2009. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

vi.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, “Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU 2009-12”). This update provides amendments to ASC Topic 820, “Fair Value Measurements and Disclosure”, permitting companies to estimate the fair value of investments within ASC 820’s scope using the net asset value per share. ASU 2009-05 is effective for reporting periods ending after December 15, 2009.

vii.

In September 2009, the FASB reached a consensus on Accounting Standards Update (“ASU”) -2009-13 “Revenue Recognition” (“ASC 605”) –  “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), and ASU 2009-14 “Software” (“ASC 985”) – “Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) VSOE or (ii) third-party evidence, or TPE, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. However, these provisions are not expected to have a material impact on the Company’s consolidated financial statements.